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                                               FILED PURSUANT TO RULE 424(b)(3)
                                                      REGISTRATION NO. 33-64559

              SUPPLEMENT TO PROSPECTUS DATED DECEMBER 7, 1995/1/

                       SPELLING ENTERTAINMENT GROUP INC.

  The Selling Stockholders are selling to Furman Selz Incorporated ("Furman Selz") Warrants exercisable for 500,000 shares of Common Stock in the aggregate, at a price per share related to the market price of the Common Stock on the New York Stock Exchange at the date of sale, less (i) the Warrant exercise price of $7.5725 per share and (ii) agreed commissions. Furman Selz has agreed to exercise the Warrants at the aggregate exercise price of $3,786,250 (which will be paid to the Company) and to sell the shares of Common Stock or deliver them to cover a short position established after the date of the Prospectus. See "Use of Proceeds" and "Plan of Distribution."

Dated: December 14, 1995

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/1/ Also references Supplement thereto dated December 12, 1995

* Capitalized terms not otherwise defined in this Supplement have the meanings ascribed to them in the Prospectus.